Exhibit a(2)
AMERISTOCK ETF TRUST
AMENDMENT NO. 1
TO
DECLARATION OF TRUST

The undersigned, being a majority of the Trustees of the Ameristock ETF Trust (the “Trust”), created and existing under a Declaration of Trust dated June 5, 2006 (the “Declaration of Trust”), do hereby consent to and adopt the following amendment to the Declaration of Trust pursuant to Section 11.1 of the Declaration of Trust:

Section 8.1.3 of the Declaration of Trust shall be and is hereby amended and restated in its entirety as follows:

Shares of Beneficial Interest. On any matter submitted to a vote of Shareholders, each whole Share shall be entitled to one vote as to any matter on which it is entitled to vote and each fractional Share shall be entitled to a proportional fractional vote.

This document may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The foregoing Amendment shall become effective upon the execution of this document by a majority of the Trustees of the Trust.

IN WITNESS WHEREOF, we have hereunto set our hand for ourselves and for our successors and assigns.

/s/ Alev Efendioglu	Date: June 1, 2007
Alev Efendioglu

/s/ Nicholas D. Gerber	Date: June 1, 2007
Nicholas D. Gerber

/s/ Stephen Marsh	Date: June 1, 2007
Stephen Marsh

/s/ Andrew Ngim	Date: June 1, 2007
Andrew Ngim

/s/ Steven Wood	Date: June 1, 2007
Steven Wood